UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2009

Lapolla Industries, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31354	13-3545304
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Intercontinental Business Park
15402 Vantage Parkway East, Suite 322, Houston, Texas  77032
(Address of Principal Executive Offices and Zip Code)

(281) 219-4700
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LAPOLLA INDUSTRIES, INC.
FORM 8-K
OCTOBER 28, 2009

i

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)   Material Compensatory Plan for Principal Executive Officer

Lapolla Industries, Inc. (the “Company” or “Lapolla”) hired Neil P. Burns on October 28, 2009 to fill the CFO and Corporate Treasurer capacities vacated on August 31, 2009 from the untimely death of the Company’s former CFO and Corporate Treasurer.  Mr. Burns additionally assumed the principal financial officer capacity on November 3, 2009 from Michael T. Adams, Chief Governance Officer, Executive Vice President, and Corporate Secretary, who was serving as the Company’s principal financial officer until a replacement was named since August 31, 2009.

Mr. Burns has over 20 years of financial management and mergers and acquisition experience. He worked for Indequipos Group, Katy, Texas, as Chief Financial Officer and Vice President of U.S. Operations, from 2008 before joining Lapolla. At Indequipos Group, Mr. Burns transformed and updated medium size oil field service company systems, controls, financial reporting and administrative processes, expanded company credit facilities, and improved treasury functions and controls. Prior thereto, he worked for Shell Oil Company and its affiliates (“Shell Oil”) in various financial management capacities from 1989 – 2007. His last position was as a Director within Shell Downstream Inc, Merger, Acquisitions and Divestments Group in charge of Global Post Closing Rights and Obligations. During his tenure with Shell Oil, Mr. Burns was a corporate auditor, credit manager, controller, and chief financial officer. He earned his Bachelor of Science degree in Finance from Northeastern University in Boston, Massachusetts and Master of Science in Business Administration degree from the University of Houston in Houston, Texas.

The Company and Mr. Burns entered into an Executive Employment Agreement (“Executive Agreement”) and Option Agreement (“Option Agreement”), both of which are summarized below.  The full text of each respective agreement is attached as an exhibit, and the following summaries are qualified in their entirety by reference to each such exhibit.

(i) Executive Employment Agreement.  The Executive Agreement commenced on October 28, 2009 and ends December 31, 2011 (“Term”). Mr. Burns’ base salary is $160,000 per year and he is eligible to earn a $5,000 bonus for each profitable quarter during the 2010 calendar year.  If Mr. Burns’ employment is terminated by the Company without cause during the Term, he is entitled to: (a) severance equal to two (2) months annual base salary, (b) the product of any Awards which Mr. Burns can show that he reasonably would have received had he remained in such executive capacity with the Company through the end of the period covered by the Award, or two (2) months after the Date of Termination, whichever period is greater, multiplied by a fraction, the numerator of which is the number of days during the Award Period up to the Date of Termination occurs through the Date of Termination and the denominator of which is the total number of days in the Award Period, but only to the extent not previously vested, exercised and/or paid, and (c) for two (2) months following the Date of Termination, Company shall continue to provide medical and dental benefits only to Mr. Burns on the same basis as such benefits are provided during such period to the senior executive officers of Company. If Mr. Burns’ employment is terminated following a change in control, he is entitled to: (a) an amount equal to two (2) months annual base salary; and (b) any outstanding Awards (including substituted shares of the acquiring or surviving Company in the case of a merger or acquisition) held by him or other benefits under any Company plan or program, which have not vested in accordance with their terms will become fully vested and exercisable at the time of such termination.

(ii) Option Agreement.  The Option Agreement is dated October 28, 2009 (“Grant Date”) and good for five (5) years. Mr. Burns was granted 20,000 stock options (“Options”) under the Company’s Equity Incentive Plan, as amended, for the purchase of common stock, at an exercise price of $.37 per share (equal to 100% of closing price of Company’s common stock as traded on the NASDAQ OTCBB on the Grant Date) which vest only if the Company is profitable for the 2010 calendar year. If the Company is not profitable for the 2010 calendar year, the Options are automatically forfeited. Once vested, the Options are immediately exercisable.

Mr. Burns is 57 years old. No familial relationships exist between Mr. Burns and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

See Index of Exhibits.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2009	LAPOLLA INDUSTRIES, INC.

By: /s/ Michael T. Adams, EVP
Michael T. Adams
Executive Vice President

2

INDEX OF EXHIBITS

Exhibit Number	Description

10.1	Executive Employment Agreement dated October 28, 2009 between the Company and Neil P. Burns.
10.2	Option Agreement dated October 28, 2009 between the Company and Neil P. Burns.

3